Exhibit 10.3

ArcBest

Long-Term (3-Year) Incentive Compensation Plan

Pursuant to the ArcBest Corporation (“ArcBest” or “Company”) Executive Officer Incentive Compensation Plan, the Compensation Committee of the ArcBest Corporation Board of Directors (the “Compensation Committee”) has adopted the “Long-Term Incentive Compensation Plan” (the “Plan”) and has determined that the Plan will include the following components for the three-year period beginning 1/1/[       ] and ending 12/31/[       ]:

ROCE Component	50% weighting
Total Shareholder Return (“TSR”) Component	50% weighting

The ROCE Component weighting and TSR Component weighting are determined by the Compensation Committee for each Measurement Period.

I.	Defined Terms

Base Salary. Base Salary for participants other than Executive Officers is defined as total base salary earned, while an eligible participant in the Plan, for the Measurement Period divided by the number of months in the Measurement Period multiplied by twelve. Base Salary is not reduced by any voluntary salary reductions or any salary reduction contributions made to any salary reduction plan, defined contribution plan or other deferred compensation plans of the Company, but does not include any payments under the Plan, any stock option or other type of equity plan, or any other bonuses, incentive pay or special awards.

Base Salary for Executive Officers.   Base Salary for Executive Officers    is defined as total base salary earned, while an eligible participant in the Plan, for the Measurement Period divided by the number of months in the Measurement Period multiplied by twelve, but in no event shall the Base Salary for an Executive Officer exceed the monthly base salary for the Executive Officer as most recently approved by the Compensation Committee as of the end of the day on which the Plan is approved for the Measurement Period, multiplied by twelve, multiplied by 200%.  Base Salary is not reduced by any voluntary salary reductions or any salary reduction contributions made to any salary reduction plan, defined contribution plan or other deferred compensation plans of the Company, but does not include any payments under the Plan, any stock option or other type of equity plan, or any other bonuses, incentive pay or special awards.

Cause.  Cause shall mean (i) Participant’s gross misconduct or fraud in the performance of Participant’s duties to the Company or any Subsidiary; (ii) Participant’s conviction or guilty plea or pleas of nolo contendere with respect to any felony or act of moral turpitude; (iii) Participant’s engaging in any material act of theft or material misappropriation of Company or any Subsidiary’s property, or (iv) Participant’s material breach of the Company’s Code of Conduct, as such Code may be revised from time to time.

Disability.  Disability shall mean a condition under which the Participant either (A) is unable to engage in any substantial gainful activity by reason of medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (B) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than three months under an accident or health plan covering employees of the Company or any Subsidiary.

Good Reason. Good Reason shall mean (i) any material adverse diminution in Participant’s title, duties, or responsibilities; (ii) any reduction in Participant’s base salary or employee benefits (including reducing Participant’s level of participation or bonus award opportunity in the Company’s or a Subsidiary’s incentive compensation plans) or (iii) a relocation of Participant’s principal place of employment by more than 50 miles without the prior consent of Participant.

Measurement Period.  The Measurement Period is 1/1/[       ] to 12/31/[       ].

ArcBest Corporation.

[       ] Long-Term Incentive Compensation Plan

Qualified Termination.  Qualified Termination shall mean, within 24 full calendar months after a Change in Control, as defined in the Executive Officer Incentive Compensation Plan, a participant’s Separation from Service by the Company (or an Affiliate of the Company) without Cause (and not as a result of the Participant’s death or Disability), or by the Participant for Good Reason.

Retirement.  Retirement shall mean Participant’s retirement from active employment at or after age 65 or retirement from the Company or Subsidiary at or after age 55, so long as the Participant has, as of the date of such retirement, at least 10 years of service with the Company or any Subsidiary.

II. Participants

Participants in the Plan (who are not active participants in ArcBest or a Subsidiary’s Supplemental Benefit Plan or Deferred Salary Agreement program or who selected Option 1 for their 12/31/2009 SBP Freeze election)  are listed in Appendix C and certain employees may be specifically included or excluded by the Compensation Committee. For purposes of Appendix C, the term “ArcBest’ refers to both ArcBest Corporation and ArcBest II, Inc.

An employee may not become a Participant after the end of the 12th month of the Measurement Period.

If an Eligible Participant in the Plan also participates in the ArcBest Corporation 2012 Change in Control Plan, the terms of the ArcBest Corporation 2012 Change in Control Plan shall govern.

III.  Corporate Performance Metrics

ROCE Component: The Individual Award Opportunities provided by the ROCE Component are based on (a) achieving certain levels of performance for ArcBest’s consolidated Return on Capital Employed (“ROCE”) and (b) your Target Payout Factor.  The formula below illustrates how your incentive is computed:

Your Incentive Payment = [Performance Factor Earned x Your Target Payout Factor x Your Base Salary x the ROCE Component Weighting].

If your job position changes during the Measurement Period, your Incentive Payment will be prorated based on the Base Salary you receive while you are in an eligible Job Position listed in the Plan, the applicable Performance Factor Earned and Your Target Payout Factor. If you die, are Disabled or Retire as provided for under Section IV  of the ROCE Component, your Incentive Payment will be prorated based on the Base Salary you receive from the beginning of the Measurement Period until the applicable date of death, Disability or retirement date.

A. Performance Factor Earned. Performance Factor Earned is shown in Appendix A and depends on the ROCE achieved by ArcBest for the Measurement Period.

B. Target Payout Factor.  Your Target Payout Factor is a percentage of your Base Salary.  The Target Payout Factors are listed in Appendix C.

TSR Component: The Individual Award Opportunities provided by the TSR Component are based on (a) the percentile rank of the Company’s Compounded Annual Growth Rate (“CAGR”) of Total Shareholder Return relative to the Peer Companies over the Measurement Period and (b) your Target Payout Factor.  At the end of the Measurement Period, the percentile rank of the Company’s CAGR Total Shareholder Return will be calculated. Any Peer Company that is no longer publicly traded shall be excluded from this calculation. The formula below illustrates how this portion of your incentive is computed:

Your Incentive Payment = [Performance Factor Earned x Your Target Payout Factor x Your Base Salary x TSR Component Weighting].

ArcBest Corporation.

[       ] Long-Term Incentive Compensation Plan

If you become eligible to participate in the Plan during the first 12 months of the Measurement Period, your Incentive Payment will be prorated based on the Base Salary you receive while you are in an eligible Job Position listed in the Plan, the applicable Performance Factor Earned and Your Target Payout Factor. If you die, are Disabled or Retire as provided for under Section IV of the TSR Component, your Incentive Payment will be prorated based on the Base Salary you receive from the beginning of the Measurement Period until your date of death, Disability or retirement date.

A. Performance Factor Earned.   The Performance Factor Earned is shown in Appendix B and depends on the Company’s Compounded Annual Growth Rate of Total Shareholder Return over the Measurement Period as compared to the Peer Companies.

B. Target Payout Factor. Your Target Payout Factor is a percentage of your Base Salary. The percentage varies for each level of management within the Company.  The Target Payout Factors are listed in Appendix C.

If the performance result falls between two rows on Appendix A or Appendix B, interpolation is used to determine the factor used in the computation of the incentive.

The Compensation Committee has established maximum incentive amounts based on a maximum Performance Factor Earned of 200% for the TSR Component and 300% for the ROCE Component subject to the applicable weighting for each component as provided in Appendix A and Appendix B.

The terms of the Long-Term Incentive Compensation Plan – ROCE Component and the Long-Term Incentive Compensation Plan – TSR Component are incorporated into the Plan.

IV. Payment of Award

Payment will be made as soon as practicable following the end of the Measurement Period, and in any event, no later than 2 ½ months after the end of the Measurement Period.

V.  Executive Officer Incentive Compensation Plan

Defined terms in this Plan shall have the same meaning as in the Executive Officer Incentive Compensation Plan, except where the context otherwise requires.

No term or provision in this Plan may conflict with any term or provision of the Executive Officer Incentive Compensation Plan. It is specifically intended that the Plan, ROCE Component and TSR Component be an “Award Agreement” and the incentives  paid hereunder be an “Award” under the terms of the Executive Officer Incentive Compensation Plan.

VI. Discretionary Adjustments

Prior to a Change in  Control, the Compensation Committee may reduce any Participant’s Final Award if the Compensation Committee determines, in its sole discretion, that events have occurred or facts have become known which would make a reduction appropriate and equitable.

ArcBest Corporation.

[       ] Long-Term Incentive Compensation Plan

VI. Effect of Termination of Employment; Change in Control

(a)

General. Except as provided in subparts (b) or (c), upon a termination of Participant’s employment with the Company or any Subsidiary for any reason prior to the completion of the Measurement Period, the Participant shall not be entitled to any Incentive Payment under the Plan.

(b)

Death; Disability; Retirement.  Upon termination of Participant’s employment with the Company or any Subsidiary by reason of Participant’s death, Disability or Retirement (as defined in the Plan), Participant’s Incentive Payment shall be prorated based on the period of participation in the Plan, provided that Participant’s Incentive Payment shall be computed and paid in the normal course of business after the end of the Measurement Period. Provided, however, an employee must have completed at least 12 months of the Measurement Period to be entitled to an Incentive Payment under this Section IV(b).

(c)	Change in Control. Upon the occurrence of a Qualified Termination following a Change in Control, Participant shall be entitled to immediate payment of the greater of the following:

                   (A)  The amount computed under the Plan based on 100% of the Participant’s “Target Payout Factor” in Appendix C using the date of the Change in Control as the end of the Measurement Period, or

           (B)  The amount computed under the Plan based on the actual percentage of Performance Factor Earned in Appendix A and Appendix B, calculated as if the Measurement Period ended on the date of the Change in Control and using the Company share price as of the date of the Change in Control to calculate TSR rather than the 60-day average price for the ending of the Measurement Period.

ArcBest Corporation.

[       ] Long-Term Incentive Compensation Plan

 LTIP - ROCE Component

The Compensation Committee of the ArcBest Corporation Board of Directors has adopted this ROCE Component of the Plan (“ROCE Component”), including the following Individual Award Opportunities, Performance Measures and Participants for ArcBest Corporation and its subsidiaries for the three-year period beginning 1/1/[       ] and ending 12/31/[       ].

I. Performance Measure

ROCE for ArcBest is calculated as the following ratio for the Measurement Period:

Net Income + After-tax Effect of Interest Expense + After-tax Effect of Imputed Interest Expense + After-tax Effect of Amortization of intangibles – After-tax Effect of Income from Cash and Short-term Investments Attributable to the reduction in Avg.  Debt

__________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________-________________

Average Equity + Average Debt + Average Imputed Debt

Divided by 3

“Net Income” for the ROCE calculation is consolidated net income for the Measurement Period determined in accordance with Generally Accepted Accounting Principles after taking into account the Section II Required Adjustments.

“Interest Expense” for the ROCE calculation is (i) interest on all long and short-term indebtedness and other interest bearing obligations and (ii) deferred financing cost amortization and other financing costs, including letters of credit fees for the Measurement Period, reduced by the amount of interest expense on debt not included in Average Debt as defined below.

“Imputed Interest Expense” consists of the interest attributable to Average Imputed Debt assuming an interest rate of 7.5% for the Measurement Period.

“Average Equity” is the average of the beginning of the Measurement Period and the end of the Measurement Period stockholder’s equity.

“Average Debt” is the average of the beginning of the Measurement Period and the end of the Measurement Period current and long-term debt, with beginning of the Measurement Period and end of the Measurement Period current and long-term debt reduced by the respective amount of the beginning of the Measurement Period and end of the Measurement Period total of unrestricted cash, cash equivalents and short-term investments, and limited to a reduction of debt to zero.

“Average Imputed Debt” consists of the average of the beginning of the Measurement Period and the end of the Measurement Period present value of all payments determined using an interest rate of 7.5% on operating leases of revenue equipment with an initial term of more than two years.

“Amortization of intangibles” consists of amortization of intangibles and depreciation of software related to acquired businesses including any writedown or impairment charge related to those assets.

“Income from Cash and Short-term Investments Attributable to the reduction in Average Debt” consists of income earned on the amount by which Average Debt is reduced at the average interest rate earned in cash and short-term investments for the measurement period.

ArcBest Corporation.

[       ] Long-Term Incentive Compensation Plan

II. Required Adjustments

The following adjustments shall be made when calculating ROCE:

(i)

add back the after-tax total long-term incentive compensation accruals during the Measurement Period for any Long-term Incentive Compensation Plan for nonunion employees of ArcBest and any of its Subsidiaries when determining Net Income;

(ii)

add back after-tax direct third party expenses associated with an acquisition by ArcBest or any of its Subsidiaries, to the extent the items were added back under the [       ], [       ] and [       ] ArcBest and any of its Subsidiaries Annual Incentive Compensation Plans;

(iii)

exclude the operating results (all revenue and expenses) for any business acquired between the beginning of the Measurement Period and the end of the Measurement Period from the calculation of Net Income in the numerator of the ratio for the period from the acquisition date to the next December 31 (operating results of acquired businesses are included thereafter) and exclude any Acquisition Debt attributable to the business acquired (either directly held by the business or incurred to acquire the business) included in the denominator based on the weighted average of the Acquisition Debt for the period for which operating results are excluded from the numerator.

(iv)	exclude decreases in Net Income resulting directly from reorganization and restructuring programs for which amounts are publicly disclosed;
(v)

exclude increases or decreases to ROCE resulting from an extraordinary, unusual or non-recurring item as determined by the Compensation Committee in its discretion provided such item is described, at the time the performance goal is established, in a manner that is objectively determinable;

(vi)

exclude increases or decreases in Net Income resulting from any change in accounting principle (other than the change in accounting principle under ASC 606) as defined in the Accounting Standards Codification topic(s) that replaced or were formerly known as Financial Accounting Standards Board (“FASB”) Statement 154, as amended or superseded;

(vii)

exclude the effect on ROCE of changes to net income, equity and debt as a result of any change in accounting principle as defined in the Accounting Standards Codification topic(s) that replaced or were formerly known as Accounting Principles Board Opinion No. 30, as amended or superseded;

(viii)

exclude any loss from a discontinued operation as described in the Accounting Standards Codification topic(s) as they existed at December 31, 2013, that replaced or were formerly known as FASB 144, as amended or superseded;

(ix)

exclude the effect of changes in federal income tax law or regulations affecting reported results during the Measurement Period including increases or decreases in tax rates, changes in the taxability or deductibility of any item of income or expense or the addition or elimination of tax credits. A change for this purpose will be as compared to the laws and regulations in effect on January 1, [       ], without consideration of any retroactive changes in tax law that affect January 1, [       ] tax law;

(x)	exclude goodwill impairment charges; and
(xi)	exclude after-tax settlement accounting charges incurred that relate to the qualified defined benefit pension plan.

ArcBest Corporation.

[       ] Long-Term Incentive Compensation Plan

LTIP - TSR Component

The Compensation Committee of the ArcBest Corporation Board of Directors has adopted this Total Shareholder Return Component of the Total Plan (“TSR Component”), including the following Individual Award Opportunities, Performance Measures, and Participants for ArcBest Corporation and its subsidiaries for the three-year period beginning 1/1/[       ] and ending 12/31/[       ].

I. Performance Measure

Total Shareholder Return. (“TSR”). Total Shareholder Return with respect to the Company and each Peer Company equals the annualized rate of return reflecting price appreciation between the beginning 60-day average share price (ending December 31 of the year immediately prior to the beginning of the Measurement Period) and the ending 60-day average share price (ending December 31 of the final year of the Measurement Period), adjusted for dividends paid and the compounding effect of dividends paid on reinvested dividends (the calculation assumes that all dividends paid are reinvested). Any Peer Company that is no longer publicly traded shall be excluded from this calculation.

Compounded Annual Growth Rate (“CAGR”). Compounded Annual Growth Rate converts the total return into a value that indicates what the return was on an annual basis for the 3-year period.

Peer Companies. The Peer Companies are the following publicly traded companies:

Company Name	Ticker
Echo Global Logistics, Inc.	ECHO
Forward Air Corporation	FWRD
Hub Group, Inc.	HUBG
JB Hunt Transport Services, Inc.	JBHT
Knight-Swift Transportation Holdings, Inc.	KNX
Landstar System, Inc.	LSTR
Old Dominion Freight Line, Inc.	ODFL
Roadrunner Transportation Systems, Inc.	RRTS
Saia, Inc.	SAIA
Schneider National, Inc.	SNDR
Werner Enterprises, Inc.	WERN
XPO Logistics, Inc.	XPO
YRC Worldwide Inc.	YRCW

II. Adjustments

In the event that there is any change in the common stock of the Company or the Peer Companies as the result of any stock dividend on, dividend of or stock split or stock combination of, or any like change in, stock of the same class or in the event of any change in the capital structure of the Company or the Peer Companies all share amounts and the TSR calculation will be adjusted appropriately.

ArcBest Corporation.

[       ] Long-Term Incentive Compensation Plan

Appendix A

[       ]-[       ] LTIP – ROCE Component

		formance Factor Earned
	Three-Year Average Return on Capital Employed (“ROCE”)	Performance Factor Earned
	Less than 8%	0%
Threshold	8%	50%
Target	13%	100%
Maximum	18%	300%
	Greater than 18%	300%

ROCE Component Weighting:  50%

ArcBest Corporation.

[       ] Long-Term Incentive Compensation Plan

Appendix B

[       ]-[       ] LTIP – TSR Component

	Percentile ranking of the Company’s Compounded Annual Growth Rate TSR relative to Peer Companies over the Measurement Period	Performance Factor Earned
	Below 25th Percentile	0%
Threshold	25th Percentile	25%
Target	50th Percentile	100%
Maximum	75th Percentile	200%
	Above 75th Percentile	200%

TSR Component Weighting:  50%

ArcBest Corporation.

[       ] Long-Term Incentive Compensation Plan

Appendix C

LTIP Target Payout Factors

Participants/Job Title	Target Payout Factor
ArcBest – Chairman, President & CEO	[ ]%
ABF – President	[ ]%
ArcBest VP – CFO	[ ]%
ArcBest, COO, Asset-Light Logistics	[ ]%
AB Tech – President and ArcBest SVP – CINO	[ ]%

ABF SVP – Operations

ArcBest VP – General Counsel & Corporate Secretary

ArcBest VP – Chief Yield Officer

ArcBest VP – Chief Customer Experience Officer

ArcBest VP – Chief Human Resources Officer

ArcBest VP – Chief Sales Officer

[ ]%

ArcBest VP – Controller

ArcBest VP – Customer Solutions

ArcBest VP – Financial Services and Risk Mgmt

ArcBest VP – Talent and Growth Initiatives

ArcBest VP – Digital Business Platforms

AB Tech VP – Business Insight & Analytics

AB Tech VP – Chief Technology Officer

AB Tech VP – Technology R&D

AB Tech VP – CIO

ABF Freight VP – Employee Relations & HR

ABF Freight VP – Service Center Operations

ABF Freight VP – Equipment & Maintenance

ArcBest VP – Yield Management

[ ]%
ArcBest VP – Internal Audit ArcBest VP – Sales – East ArcBest VP – Sales – West ArcBest VP – People Services ABF Freight VP – Pricing, Treasurer & Controller	[ ]%

ArcBest EVP – Asset-Light Expedited Services & Capacity

ArcBest VP – Strat. Cap. & Carr. Exp.

ArcBest VP – Sales – Expedite

ArcBest VP – Sales – Verticals

ArcBest VP – Controller, Asset-Light Logistics

ArcBest VP – Treasurer

ArcBest VP – Customer Experience

ArcBest VP – Investor Relations

ArcBest VP – Tax

[ ]%
AB Tech VP – Change Management ArcBest VP – Expedited and Dedicated Operations ArcBest VP – Managed Solutions ArcBest VP – Moving Services and Yield Management	[ ]%
ArcBest VP – International	[ ]%